As filed with the Securities and Exchange Commission on October 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RANDGOLD RESOURCES LIMITED

(Exact name of Registrant as specified in its charter)

Not applicable

(Translation of the Registrant's name in English)

Jersey, Channel Islands	1041	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

La Motte Chambers
La Motte Street
St. Helier, Jersey JE1 1BJ
Channel Islands
+44 1534 735 333

(Address and telephone number of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Steven I. Suzzan, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000	Ashar Qureshi, Esq. Cleary Gottlieb Steen & Hamilton LLP City Place House 55 Basinghall Street London EC2V SEH +44 20 7614 2200

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    333-127711

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary shares, $0.05 par value per share(3)	8,000,000 shares	$13.84	$110,720,000	$13,032
Ordinary shares, $0.05 par value per share(3)	50,000 shares	$15.625	$781,250	$92
Ordinary shares, $0.05 par value per share(3)	575,000 shares	$13.50(2)	$7,762,500	$914
Total	8,625,000 shares		$119,263,750	14,038(5)

(1)	Includes ordinary shares that the underwriters may purchase to cover over-allotments, ordinary shares in the form of American Depositary Shares and ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States in circumstances requiring the delivery of a prospectus.

(2)	Based on the public offering price.

(3)	American Depositary Shares evidended by American Depositary Receipts issuable on deposit of certain of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File Nos. 333-91398 and 333-129147). Each American Depositary Share will represent the right to receive one ordinary share.

(4)	This Registration Statement relates to the Registrant's Registration Statement on Form F-3 (No. 333-127711) (the "Prior Registration Statement"), which was declared effective on October 27, 2005. In accordance with rule 462(B) of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price of securities eligible to be sold under the Prior Registration Statement ($111,501,250), comprised of 8,000,000 ordinary shares multiplied by $13.84 and 50,000 ordinary shares multiplied by $15.625, is carried forward to this Registration Statement, and 575,000 additional ordinary shares, having a proposed maximum aggregate offering price of $7,762,500, are registered hereby, which amount is less than 20% of the maximum aggregate offering price of the securities eligible to be sold under the Prior Registration Statement.

(5)	In connection with the Prior Registration Statement, a registration fee of $13,124 was paid in respect of the 8,050,000 shares registered thereunder. Remitted herewith is $914, representing the registration fee for the $7,762,500 of securities registered under this Registration Statement.

In accordance with Rule 462(b) of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement incorporates by reference the Registrant's Registration Statement on Form F-3 (No. 333-127711) to which this Registration Statement Relates.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Helier, Jersey, on October 31, 2005.

Randgold Resources Limited
By:	/s/ D. Mark Bristow
Name: D. Mark Bristow
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2005

D. Mark Bristow

/s/ Roger A. Williams	Finance Director and Director (Principal Financial and Accounting Officer)	October 31, 2005

Roger A. Williams

*	Director	October 31, 2005

Philippe Liétard

*	Director	October 31, 2005

Bernard H. Asher

*	Director	October 31, 2005

Jean-Antoine Cramer

*	Director	October 31, 2005

Robert I. Israel

*	Director	October 31, 2005

Aubrey L. Paverd

*By:	/s/ D. Mark Bristow Attorney-in-Fact

II-I

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Randgold Resources Limited, has signed this Registration Statement and any amendment thereto in the City of New York, State of New York, on October 31, 2005.

By:	*
Robert I. Israel

*By:	/s/ D. Mark Bristow Attorney-in-Fact

II-II

EXHIBITS

The following is a complete list of Exhibits filed as a part of this Registration Statement, which are incorporated herein.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
5.1	Opinion of Ogier & Le Masurier, as to the legality of the Ordinary Shares.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers Inc.
23.3*	Randgold Resources Limited: August 2005 Reserve Review
23.4*	Consent to use of Reserve Statement pertaining to the Morila and Loulo Projects, Mali, from SRK Consulting.
24.1*	Power of Attorney

*	Previously filed in connection with Registration Statement on Form F-3 (No. 333-127711).